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                                                                   Exhibit 10.29

                              EMPLOYMENT AGREEMENT
                              --------------------

     THIS EMPLOYMENT AGREEMENT between SBA COMMUNICATIONS CORPORATION, a Florida corporation with its principal place of business at One Town Center Road, Boca Raton, Florida (the "Company") and THOMAS P. HUNT ("Hunt"), is made and entered into as of this 5th day of September, 2000.

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, the Company and its subsidiaries engage in the business of developing, leasing and maintaining wireless telecommunications tower sites; and

     WHEREAS, Hunt and the Company wish to provide for the employment of Hunt by the Company on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, it is hereby agreed by and between the parties as follows:

     1. EMPLOYMENT. The Company hereby agrees to employ Hunt and Hunt hereby
        ----------
agrees to be employed by the Company on the terms and conditions set forth herein.

     2. TERM. The initial term of employment of Hunt by the Company hereunder
        ----
shall commence as of September 20, 2000 and shall end September 19, 2001 (the "Initial Term"), unless sooner terminated as hereinafter provided. At the end of the Initial Term, Hunt's employment pursuant to this Agreement shall be extended automatically for successive one (1) year terms of employment, unless either the Company or Hunt notifies the other party in writing at least ninety (90) days prior to the end of the Initial or any later Term of an intention not to renew this Agreement, in which case this Agreement will terminate at the end of such Term. All references herein to the "Term" shall refer to both such Initial Term and any such successive Terms.

     3. POSITION AND DUTIES. Hunt shall initially serve as a Senior Vice
        -------------------
President and the General Counsel of the Company. Hunt shall generally perform the duties of a general counsel for the Company and shall have such specific responsibilities, titles, positions, duties and authorities as shall from time to time be assigned by the President, Chief Executive Officer or the Board of Directors of the Company. Hunt shall devote substantially all his working time and efforts to the business and affairs of the Company and its subsidiaries.

     4. COMPENSATION AND RELATED MATTERS.
        --------------------------------

          (a) Salary. During the period of employment hereunder, Hunt shall be
              ------
paid an annual salary at a rate determined by the President, Chief Executive Officer or the Board of Directors of the Company of not less that $225,000 per annum (the "Base Salary"). The Base Salary shall be paid in monthly or semi-monthly installments as shall be the practice of the Company, and may be paid by the Company or any of its subsidiaries (although it is the Company's obligation to ensure such Base Salary is paid). Compensation of Hunt by payments of Base Salary shall not be deemed exclusive and shall not prevent Hunt from participating in
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any other compensation or benefit plan of the Company or its subsidiaries. The
Board of Directors, Chief Executive Officer or President of the Company, in its or his sole discretion, may from time to time authorize increases in the Base Salary.

          (b) Bonuses. In addition to the Base Salary payable to Hunt hereunder,
              -------
Hunt shall be entitled to receive a bonus hereunder for each calendar year (prorated for periods of services less than a full calendar year, including any final year of service) to the extent earned in accordance with performance targets, measurements and such other criteria as shall be established for such year by the President, Chief Executive Officer or Board of Directors of the Company on or before one (1) month after the date hereof and thereafter on or before March 31 of such year. The annual amount of bonus potential pursuant to this Section 4(b) shall not be less than 50% of the Base Salary paid to Hunt, and the bonus shall be payable by March 31 of the succeeding calendar year or thirty (30) days following termination of employment.

          (c) Expenses. During the Term of Hunt's employment, Hunt shall be
              --------
entitled to receive payment or reimbursement for all reasonable expenses incurred by Hunt in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company or its subsidiaries, cell phone expenses and dues and seminar fees (including, without limitation, the cost of seminars, educational courses and license fees not to exceed $5,000 per annum necessary for Hunt to maintain his active status as a Florida licensed attorney at law); provided that such expenses are incurred and accounted for in accordance with the policies and procedures then presently established by the Company.

          (d) Other Benefits. Hunt shall immediately be entitled to participate
              --------------
in or receive benefits under any employee benefit plan or arrangement made available by the Company or its subsidiaries in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, which benefits shall include disability insurance for as long as the Company generally provides disability insurance to its officers. Any payments, bonuses or benefits payable to Hunt hereunder in respect of any calendar year during which Hunt is employed by the Company for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed.

          (e) Group or Family Medical Coverage. The Company shall immediately
              --------------------------------
cause to be provided at its expense group or family medical insurance coverage to Hunt and his dependents under a plan for employees of the Company and such plan shall include reasonable coverage for medical, hospital, surgical and major medical expenses and shall be subject to such deductibles as applicable to other Company employees.

          (f) Binding Guarantee. If the value of all vested options granted or
              -----------------
restricted stock issued to Hunt (including any restricted stock issued or options granted subsequent to commencement of employment) (a) at September 19, 2003, or (b) on an Acceleration Event (as defined in that certain Incentive Stock Option Agreement dated as of the date hereof), is not worth One Million ($1,000,000) dollars, then the Company will pay to Hunt (within 30 days

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following the occurrence of such event) the difference at its option in cash or freely-tradeable shares of SBA Class A Common Stock at that time. The "value" of Hunt's options shall be the greater of (1) the gross amount realized by Hunt upon a sale of the shares less the option exercise price, or (2) the amount determined by the average closing price per share during the two non-blackout periods in which Hunt otherwise could have sold shares immediately prior to October 4, 2003 or the Acceleration Event, less the average exercise price of Hunt's options calculated as if Hunt had not exercised any options or sold any shares during the period between the date of this Agreement and the applicable date. This Section 4(f) shall survive any termination of this Agreement.

     5. LEGAL REQUIREMENTS. Both Hunt and the Company agree that all legal
        ------------------
requirements shall be met with respect to United States Federal and foreign (if applicable) withholding tax requirements, compensation income and the like.

     6. TERMINATION. Unless otherwise agreed to in writing by the Company and
        -----------
Hunt, Hunt's employment hereunder may be terminated under the following circumstances:

          (a) Death. Hunt's death.
              -----

          (b) Disability. If, as a result of Hunt's incapacity due to physical
              ----------
or mental illness (such incapacity being determined by the Company in its reasonable discretion), shall have been absent from his full-time duties as described hereunder for the entire period of six (6) consecutive months, the Company may terminate Hunt's employment hereunder.

          (c) Cause.
              -----

               (i) The Company may terminate Hunt's employment hereunder for Cause. For purposes of this Agreement, "Cause" shall mean that (i) Hunt is convicted of a felony which, in the reasonable determination of the Company, would have a material adverse effect on Hunt's ability to perform his duties hereunder or on the business or reputation of the Company; (ii) Hunt has exhibited gross misconduct resulting in material harm to the Company, its business or reputation; (iii) Hunt has willfully misappropriated Company assets or has otherwise willfully defrauded the Company, including without limitation by fraud, theft, embezzlement, or breach of a fiduciary duty involving personal profit; (iv) Hunt has intentionally failed to perform his duties hereunder; or
(v) there has been a material breach of any material provision of this Agreement. For the purposes of this Section 6(c)(i), no act or failure to act on Hunt's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

               (ii) Notwithstanding the foregoing, any termination of Hunt shall not be considered a termination for Cause pursuant to this Section 6(c), and shall be considered a termination Without Cause pursuant to Section 6(d) hereof, if such termination is effected without: (1) reasonable notice to Hunt setting forth the reasons for the Company's intention to terminate for Cause; (2) an opportunity for Hunt to cure the matter constituting "Cause" within a reasonable period of time; (3) an opportunity for Hunt, together with his counsel, to be heard

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before the Board of Directors of the Company; and (4) delivery to Hunt of a
Notice of Termination as provided for in Section 8 hereof from the Board of Directors of the Company finding that in the good faith opinion of the Board of Directors of the Company Hunt was guilty of conduct set forth above in clause
(i), and specifying the particulars thereof in detail.

          (d) Without Cause. Any termination of Hunt by the Company (including
              -------------
any action which is deemed a termination of Hunt pursuant to Section 6(f) hereof), other than a termination pursuant to Section 6(a)-(c) hereof, shall be deemed a termination Without Cause.

          (e) Termination by Hunt. Hunt may terminate this Agreement (i) due to
              -------------------
Hunt's retirement; provided that Hunt provide the Company with thirty (30) days written notice, pursuant to Section 8(a), prior to the effective date of such retirement, as shall be stated in such notice, and (ii) for any reason other than Hunt's retirement; provided that Hunt provide the Company with sixty (60) days written notice prior to the effective date of such termination, as shall be stated in such notice.

          (f) Other Events of Termination. The following circumstances shall
              ---------------------------
specifically be deemed a termination Without Cause of Hunt's employment by the
Company:

               (i) a vote by the Board of Directors to terminate Hunt Without Cause, as defined in Section 6(d) hereof;

               (ii) any termination of Hunt's employment which does not satisfy the requirements of Section 6(c)(ii) or which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 8(a) hereof;

               (iii) a breach by the Company of this Agreement, and a subsequent election by Hunt to terminate this Agreement pursuant to Section 6(e) above;

               (iv) the performance of any other act by the Company which is designed to prevent and does prevent Hunt from properly performing the authorities, duties and responsibilities of his employment hereunder; or

               (v)    a Change in Control (as defined below) of the Company.

          (g) Change in Control. For purposes of this Agreement, "Change in
              -----------------
Control" shall be deemed to occur if (i) any "person" as that term is used in Sections 13 and 14(d)(2) of the Exchange Act), other than Steven E. Bernstein, is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of twenty-five percent (25%) or more of the voting stock; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board ceases for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period. Any merger, consolidation or corporate reorganization in which the owners of the Company's capital stock entitled to vote in the election of directors ("Voting Stock") prior to said combination own fifty percent (50%) or more of the resulting entity's Voting Stock shall not, by itself, be considered a Change in Control.


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     7. COMPENSATION UPON TERMINATION
        -----------------------------

          (a) If Hunt's employment is terminated for any reason pursuant to
Section 6(d) or Section 6(f) hereof, the Company shall be obligated to pay to Hunt a severance payment in an amount equal to the Base Salary plus the then current minimum cash bonus potential, such payment to be made in a lump sum on or before the fifth day following the Date of Termination; provided, however,
                                                           --------  -------
that if the lump sum severance payment under this Section 7(a), either alone or together with other payments which Hunt has the right to receive from the Company, would constitute a "parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), such lump sum severance payment shall be reduced to the largest amount as will result in no portion of the lump sum severance payment under this Section 7(a) being subject to the excise tax imposed by Section 4999 of the Code. The determination of any reduction in the lump sum severance payment under this Section 7(a) pursuant to the foregoing provision shall be made by independent counsel to the Company in consultation with the independent certified public accounts of the Company. In addition to the foregoing, the Company shall be obligated to pay to Hunt all amounts accrued hereunder and otherwise, through and including the Date of - Termination, whether such amounts were payable prior to the Date of Termination or thereafter, and Hunt shall be entitled to receive any extension of benefits beyond the Date of Termination, provided that (i) such benefits were received by Hunt prior to the Date of Termination and (ii) such extension is customarily offered by the Company to its employees or is otherwise required by applicable law.

          (b) If Hunt's employment is terminated pursuant to Sections 6(a), 6(b), 6(c) or 6(e) hereof, on and after the Date of Termination the Company shall no longer be obligated to pay Hunt any amounts payable hereunder for such period, whether in the form of Base Salary or otherwise, and Hunt shall have no right to compensation or other benefits hereunder for any such period. Notwithstanding the foregoing, the Company shall be obligated to pay to Hunt all amounts accrued hereunder and otherwise, through and - including the Date of Termination, whether such amounts were payable prior to the Date of Termination or thereafter, and Hunt shall be entitled to receive any extension of benefits beyond the Date of Termination, provided that (i) such benefits were received by Hunt prior to the Date of Termination and (ii) such extension is customarily offered by the Company to its employees or is otherwise required by applicable law.

          (c) Notwithstanding the foregoing or anything contained herein to the contrary, in no event shall the total amount of payments made under this Section 7 of this Agreement on account of termination under Section 6(f)(v) hereof exceed three times the "base amount" minus one dollar. "Base Amount" means the average annualized compensation income from the Company includible in Hunt's gross income for Federal income tax purposes over the five-year period (or such lesser period as Hunt shall have been employed) preceding the year in which Hunt's employment is terminated. This paragraph, and the language therein, shall be interpreted consistently with Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations thereunder.

          (d) The foregoing provisions shall be in addition to, and not in limitation of, Hunt's rights to exercise stock options granted to him or sell any restricted stock issued to him and Hunt's rights under Section 4(f) in connection therewith.

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     8. NOTICE OF TERMINATION AND EFFECTIVE DATE.
        ----------------------------------------

          (a) Any termination of Hunt's employment by the Company or by Hunt (other than termination pursuant to Section 6(a) hereof) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall (i) indicate the specific termination provisions in this Agreement relied upon; (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Hunt's employment under the provision so indicated; and
(iii) contain any other information required by this Agreement.

          (b) For purposes of this Agreement, "Date of Termination" shall mean:
(i) if Hunt's employment is terminated by his death, the date of his death; (ii) if Hunt's employment is terminated pursuant to Section 6(b) hereof, the expiration of six (6) consecutive months of Hunt's incapacity due to physical or mental illness, as set forth in Section 6(b) hereof (provided that Hunt shall not have returned to the performance of his duties on a full-time basis during such six (6) month period); (iii) if Hunt's employment is terminated pursuant to
Section 6(c) or 6(d) hereof, the date that the Notice of Termination is communicated to Hunt pursuant to Section 8(a) hereof; (iv) if Hunt's employment is terminated pursuant to Section 6(e) hereof, the termination date stated in the written notice received by the Company; or (v) if deemed terminated pursuant to Section 6(f) hereof, the date of such action which is deemed a termination of Hunt by the Company.

     9. RESTRICTIVE COVENANT. Upon any cessation of employment hereunder other
        --------------------
than one pursuant to Sections 6(d) or 6(f), Hunt agrees that for the period commencing on the Date of Termination and ending on the date which is one (1) year from the Date of Termination, Hunt will not, directly or indirectly:

               (i) engage in any trade or business directly competitive with that of the Company or any of its subsidiaries, anywhere in the United States or such other country or countries in which the Company actively engages in its trade or business as of the Date of Termination (the "Territory");

               (ii) become associated as a manager, supervisor, employee, consultant, advisor, control shareholder (either individually or as part of an affiliated group), or otherwise of any person, corporation or entity engaging in any trade or business directly competitive with the Company or any of its subsidiaries anywhere in the Territory;

               (iii) call upon any client or clients of the Company or any of its subsidiaries for the purpose of selling or soliciting for any person, corporation or entity, other than the Company or its subsidiaries, sales of any products, processes, or services directly competitive with those of the Company within the Territory;

               (iv) divert, solicit or take away any such client or clients of the Company or any of its subsidiaries for the purpose of selling any products or services directly competitive with those of the Company or any of its subsidiaries; and service any contracts or accounts relating to any products or services directly competitive with those of the Company or

                                       6
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any of its subsidiaries for any person, corporation or entity other than the
Company or any of its subsidiaries; or

               (v) induce, influence, combine or conspire with, or attempt to induce, influence, combine or conspire with, any of the officers or employees of the Company to terminate his or her employment with or to directly compete against the Company, any of its present or future subsidiaries, or any of the Company's present or future affiliates about which Hunt obtained any knowledge of the business or operation of such affiliate during the Term of this Agreement.

The provisions of this Section 9 shall not apply to Hunt in the event of a termination of employment hereunder pursuant to Sections 6(b), 6(d) or 6(f) or the Company electing not to renew any Term. The provisions of this Section 9 shall not preclude Hunt after the Date of Termination from engaging in the practice of law as a shareholder, partner or employee of a law firm regardless of whether he provides legal services to a person or entity which engages in a trade or business competitive with that of the Company or any of its subsidiaries. Should any of the time periods or the geographic area set forth in this Section 9 be held to be unreasonable by any court of competent subject matter jurisdiction, the parties hereto agree to petition such court to reduce the time period or geographic area to the maximum permitted by governing law.

     10. CONFIDENTIALITY.
         ---------------

          (a) In the course of this employment, the Company or any of its subsidiaries may disclose or make known to Hunt, and Hunt may be given access to or may become acquainted with, certain information, trade secrets or both, including but not limited to confidential information and trade secrets regarding tapes, computer programs, designs, skills, procedures, formulations, methods, documentation, drawings, facilities, customers, policies, marketing, pricing, customer lists and leads, and other information and know-how, all relating to or useful in the Company's business or the business of its subsidiaries and/or affiliates (collectively, the "Information"), and which the Company considers proprietary, desires to maintain confidential and is not in the public domain. During the Term of this Agreement and at all times thereafter, Hunt shall not in any manner, either directly or indirectly, divulge, disclose or communicate to any person or firm, (except to or for the Company's benefit as directed by the Company or as required by law, regulation, subpoena, court order or the rules governing Hunt as a Florida attorney), any of the Information which he may have acquired in the course of or as an incident to his employment by the Company, the parties agreeing that such information affects the successful and effective conduct of the Company's business and its goodwill, and that any breach of the terms of this Section 10 is a material breach of this Agreement.

          (b) All equipment, documents, memoranda, reports, records, files, materials, samples, books, correspondence, lists, other written and graphic records, and the like (collectively, the "Materials") affecting or relating to the business of the Company or of its subsidiaries and/or affiliates, which Hunt shall prepare, use, construct, observe, possess or control shall be and remain the Company's sole property or in the Company's exclusive custody, and must not be removed from the premises of the Company except as directed by the Company's President, Chief Executive Officer or Board of Directors in writing. Promptly upon termination of the Agreement, of Hunt's employment hereunder for any reason, or otherwise

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upon request of the President or Chief Executive Officer of the Company, the
Information, the Materials and all copies thereof in the custody or control of Hunt shall be delivered to the Company.

     11. NOTICE. All notices, requests, consents and other communications
         ------
required or permitted under this Agreement shall be in writing (including electronic transmission) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, electronically transmitted, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

       If to the Executive:               Thomas P. Hunt

       If to the Company:                 SBA Communications Corporation
                                          One Town Center Road, 3rd Floor
                                          Boca Raton, FL 33486
                                          Attn: President

or to such other address as any party may designate by notice complying with the provisions of this Section. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery; (b) on the date of transmission with confirmed answer back if by electronic transmission; and (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

     12. AMENDMENTS. The provisions of this Agreement may not be amended,
         ----------
supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

     13. ASSIGNMENTS. No party shall assign his or its rights and/or obligations
         -----------
under this Agreement without the prior written consent of each other party to the Agreement.

     14. COUNTERPARTS. This Agreement may be executed in one or more
         ------------
counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

     15. ENFORCEMENT COSTS. If any civil action or other legal proceeding
         -----------------
arising out of or related to this Agreement is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that civil action or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by attorney to the prevailing party.

     16. EQUITABLE REMEDIES. Hunt acknowledges that the services to be rendered
         ------------------
by Hunt hereunder are extraordinary and unique and are vital to the success of the Company, and that damages at law would be an inadequate remedy for any breach or threatened breach of this Agreement by Hunt. Therefore, in the event of a breach or threatened breach by Hunt of any provision of this Agreement, the Company shall be entitled, in addition to all other rights or remedies, to an injunction restraining such breach, without the Company being required to show any actual damage or to post an injunction bond.

     17. GOVERNING LAW. This Agreement and all transactions contemplated by this
         -------------
Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

     18. JURISDICTION AND VENUE. The parties acknowledge that a substantial
         ----------------------
portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Palm Beach County, Florida. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Palm Beach County or the United States District Court, Southern District of Florida, West Palm Beach Division. Each party consents to the jurisdiction of such court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

     19. THIRD PARTIES. Unless expressly stated herein to the contrary, nothing
         -------------
in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective administrators, executors, other legal representatives, heirs, successors and permitted assigns. Nothing is this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

     20. SEVERABILITY. If any provision of this Agreement or any other agreement
         ------------
entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

     21. ENTIRE AGREEMENT. This Agreement and the other documents executed by
         ----------------
the parties in connection herewith (including that certain Incentive Stock Option Agreement and Restricted Stock Agreement) represent the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and between such parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                           SBA COMMUNICATIONS CORPORATION



                                           By: _______________________________
                                                    Jeffrey A. Stoops, President


                                           -----------------------------------
                                                    THOMAS P. HUNT

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